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                                  EXHIBIT 99.1




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                                EGGHEAD SOFTWARE
                                                                    May 14, 1996
Contact:  Nancy Goodspeed
          The Rockey Company
          (509) 744-3350

                 EGGHEAD FINALIZES SALE OF CGE BUSINESS DIVISION

     SPOKANE, Wash. - Egghead Inc. has closed the sale of its Corporate, Government and Education (CGE) division to Software Spectrum, Inc. of Garland, Texas. The acquisition by Software Spectrum was first announced on March 25, 1996.

     Egghead Inc. will now focus its expertise and resources on continuing to grow and expand its core retail business of 164 stores nationwide.

     The sale of the CGE division involved approximately 350 employees comprised of field sales personnel located throughout the U.S. and Canada, plus call center operations, licensing, credit and administrative offices located in Spokane. Over the past few weeks, Software Spectrum interviewed the CGE staff, and is in the process of making employment offers to many of these people.

     "Of primary importance to Egghead was that Software Spectrum will maintain call center operations in Spokane and will lease Egghead's call center facility for an initial three-year period," said Kurt Conklin, Egghead vice president for human resources.

     "Any Egghead CGE employee, who, for whatever reason, does not receive an employment offer from Spectrum will receive separation benefits from Egghead," Conklin explained.

     For fiscal year 1995, the CGE division produced revenues of $429 million, or 50% of Egghead's total revenues of $863 million. For the first nine months of fiscal 1996, CGE had revenues of $275 million, or 47% of the Company's total revenues of $582 million.

     Egghead, Inc. is a national retailer of software, computers, and related equipment through its 164 stores and its 1-800-EGGHEAD consumer sales division.

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